Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth A. Heiss, Manager, Investor Relations
(617) 796-8245
www.fivestarseniorliving.com

Five Star Quality Care, Inc. Announces Appointment of Scott Herzig

as Senior Vice President and Chief Operating Officer

Newton, MA (August 13, 2012):  Five Star Quality Care, Inc. (NYSE: FVE) today announced the appointment of R. Scott Herzig, age 43, as Senior Vice President and Chief Operating Officer effective September 4, 2012.

Mr. Herzig will replace Five Star’s current Senior Vice President and Chief Operating Officer, Rosemary Esposito.  As previously disclosed, in November 2011 Five Star entered into an agreement with Ms. Esposito regarding her retirement at year end 2012.  Pursuant to that agreement, Ms. Esposito will remain with Five Star as a consultant after September 4, 2012 for a transition period and, during that time, Mr. Herzig will be relocating from the West Coast to work in Five Star’s Boston area headquarters.

Mr. Herzig has served as Five Star’s Divisional Vice President of Operations for the Western Division since 2007.  Prior to that, Mr. Herzig served for seven years as a Regional Director of Operations for Five Star.  Prior to joining Five Star, Mr. Herzig worked as a senior administrator for Mariner Post Acute Network, a national healthcare services provider.  In total, Mr. Herzig has more than 20 years of operating experience managing independent living, assisted living and skilled nursing communities.

Five Star Quality Care, Inc. is a senior living and healthcare services company which owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S.  Five Star also operates two rehabilitation hospitals.  Five Star is headquartered in Newton, Massachusetts.

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